EXHIBIT 99.01

NEWS RELEASE

PUMATECH TO RETAIN NASDAQ LISTING

*	All Proposals Approved At Annual Stockholder Meeting

SAN JOSE, Calif. (12/09/02)—Pumatech, Inc. (NASDAQ: PUMA), the leading provider of synchronization software and services, today announced that it has received notice from the Nasdaq National Market acknowledging that Pumatech currently meets Nasdaq’s requirements for continued listing of Pumatech’s common stock.

Pumatech was originally notified by Nasdaq in September 2002 that it had failed to maintain compliance with the $1.00 minimum bid price requirement of Nasdaq Marketplace Rule 4450(a)(5). Nasdaq extended the deadline for achieving compliance, permitting Pumatech to return to compliance by reaching and maintaining a price level above $1.00 for at least 10 consecutive days, through effecting a reverse stock split or otherwise. At the close of business December 5, 2002, Pumatech had traded above $1.00 for 11 consecutive days. As a result, on December 6, 2002, the Nasdaq Qualifications Panel notified Pumatech that it had ruled to continue the listing of the Company’s stock on the Nasdaq National Market.

“Pumatech is pleased by Nasdaq’s decision,” said Woodson (Woody) Hobbs, Pumatech’s president and CEO. “We have made considerable progress in the past six months with a return to revenue growth, and with a substantial reduction to our cost structure. We intend to maintain our leadership by consistently releasing new, high-quality products—and by extending our products’ value to enterprise customers through alliances with other vendors providing mobile technology and enterprise software.”

Pumatech further confirmed that the Company’s stockholders had approved each of the proposals described in the Company’s proxy statement at its Annual Meeting, which took place on Friday, December 6, 2002. As a result of Nasdaq’s favorable determination regarding Pumatech’s continued listing on the Nasdaq National Market, the Company’s Board of Directors does not intend to implement immediately the stockholder-approved 1-for-8 reverse stock split, but will continue to monitor the Company’s listing situation and stock price over the next 12 months, as described in the Company’s proxy statement.

ABOUT PUMATECH, INC
Pumatech, Inc. (NASDAQ: PUMA) provides organizations with a comprehensive suite of software products and services that synchronizes and distributes critical information for an individual or throughout an enterprise. Organizations can choose to use Pumatech’s ready-made enterprise offerings, or they can leverage Pumatech’s professional services team to create custom solutions built upon Pumatech’s core enterprise platform. Pumatech’s customer and strategic partner base includes Global 2000 companies such as Microsoft, Sony, Siebel, Oracle, Yahoo!, NTT DoCoMo, Boeing CNET and General Motors. The Company has headquarters in Silicon

Valley and offices in Munich, Tokyo and London. Pumatech offers more information on its products and services at www.pumatech.com.

The statements concerning Pumatech’s ability to comply with Nasdaq listing requirements contained in this press release are forward-looking statements that are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, risks relating to possible product defects and product liability, continued acceptance of Pumatech’s products, increased levels of competition, technological changes, dependence on intellectual property rights and other risks detailed from time to time in Pumatech’s periodic reports filed with the United States Securities and Exchange Commission and other regulatory authorities. Pumatech’s stock price could deteriorate and Pumatech cannot make any guarantees regarding its stock price, overall market conditions or its continued listing on the Nasdaq National Market. There can be no assurance that an active trading market will be sustained in the future.

Pumatech and the Pumatech logo are trademarks of Pumatech, Inc., that may be registered in some jurisdictions. The names of companies and products mentioned herein may be the trademarks of their respective owners.

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